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                                  (Exhibit 5)
_______________________________________________________________________________

                                 July 27, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Registration Statement on Form S-3 Relating to 3,500,000 shares of Common Stock, $1.00 par value per share, of AmSouth Bancorporation

Ladies and Gentlemen:

    I am familiar with the above referenced Registration Statement on Form
S-3 (the "Registration Statement"), relating to 3,500,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), of AmSouth Bancorporation (the "Company"), to be offered pursuant to the Company's Dividend Reinvestment and Common Stock Purchase Plan and up to 3,500,000 related stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of December 18, 1997 (the "Rights Agreement"), between AmSouth Bancorporation and The Bank of New York, as successor to AmSouth Bank, as Rights Agent (the "Rights Agent"). I have examined the Company's Restated Certificate of Incorporation, as amended to date, and such other documents and proceedings as I have deemed necessary or appropriate as a basis for the opinion expressed below.

    Based upon such examination I am of the opinion that:

    (1) The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware;

    (2) The shares of Common Stock have been duly authorized, and when issued and sold upon the terms and conditions set forth in the Registration Statement, will be validly authorized and legally issued, fully paid and nonassessable; and

    (3) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective and the Common Stock has been validly issued as contemplated by the Registration Statement, the Rights attributable to the Common Stock will be validly issued.

    In connection with my opinion set forth in paragraph (3) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

    The foregoing opinion is limited to the Federal laws of the United
States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

    I hereby consent to being named in the Registration Statement and in any amendments thereto under the heading "LEGAL OPINION", and to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                      Very truly yours,

                                                      /s/ Carl L. Gorday
                                                      Carl L. Gorday
                                                      Assistant General Counsel